Exhibit 17(d)
(BULL LOGO)
Merrill Lynch Investment Managers


www.mlim.ml.com


Annual Report
March 31, 2002


Mercury
U.S. High Yield
Fund, Inc.


This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.



Mercury U.S. High Yield Fund, Inc.
Box 9011
Princeton, NJ
08543-9011



Printed on post-consumer recycled paper



PORTFOLIO PROFILE


PORTFOLIO PROFILE AS OF MARCH 31, 2002 (unaudited)

The quality ratings of securities in the Trust as of March 31, 2002 were as follows:

                              Percent of
                              Long-Term
S&P Rating                   Investments

BBB                               9%
BB                               28
B                                44
CCC or lower                     15
NR (Not Rated)                    4


                              Percent of
Five Largest Industries       Net Assets

Utilities                        8.0%
Wireless                         7.7
Leisure                          6.0
Energy                           5.7
Health Care                      4.8



March 31, 2002, Mercury U.S. High Yield Fund, Inc.



DEAR SHAREHOLDER


The High-Yield Market

We are pleased to provide you with this annual report for Mercury U.S. High Yield Fund, Inc. For the six-month period ended March 31, 2002, the high-yield market had a total return of +8.31%, as measured by the Credit Suisse First Boston (CSFB) High Yield Index. While this return was healthy, it represented a recovery from the post-September 11, 2001 lows. The high-yield market continued to experience lingering effects from the devastating events of September 11, 2001, recessionary fears, defaults and accounting scandals. High-yield spreads compared to US Treasury bonds recently fell below 800 basis points (8.00%) for the first time in nearly two years, having peaked at 1,012 basis points in the third quarter of 2001. Yields are still nearly 270 basis points above the ten-year average of 530 basis points compared to US Treasury bonds. Tighter lending standards by commercial banks is creating liquidity problems that remain in place for weakened borrowers despite the recovery recently shown in the economy. The default rate during the fourth quarter of 2001 stood at 6.8% on an annualized basis and grew to nearly 14.3% (annualized) for the three-month period ended February 28, 2002. Enron Corporation's high-profile default had minimal direct impact on the high-yield markets, but the contagion effects were much greater, spreading to both high-yield and investment-grade companies such as Mirant Corporation, Calpine Corporation and The AES Corporation, and to companies in other industries, such as Tyco International Ltd., WorldCom, Inc. and Qwest Communications International Inc. Even market bellwether companies such as IBM Corporation and General Electric Company were not immune to the quality of earnings question often raised in the first quarter of 2002.

     Throughout the period, the tone of the high-yield market dramatically improved. Investor inflows of $6 billion into high- yield mutual funds for the first quarter of 2002 were nearly 50% of the inflows for all of 2001. The flow of money into high-yield funds tightened spreads of not only the higher-quality sector, but also impacted demand for cyclical and lesser-quality names. This was evident as the average new-issue transaction size fell from $350 million during the first quarter of 2001 to $255 million in 2002. Liquidity, normally a concern in falling markets, remained a significant issue even as we witnessed an improving economic and earnings outlook. As the US economic recovery expands, we believe the high-yield market will remain choppy, but with an upward bias reflecting improvements and setbacks in the economy. Any sustained high-yield recovery will require a clearly improved earnings picture which would accompany improved pricing power by companies in the marketplace.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


Fiscal Year in Review
For the 12 months ended March 31, 2002, the Fund's Class A, Class B and Class C Shares had total returns of -2.36%, -2.25% and -2.73%, respectively. (Results shown do not include sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 8 - 11 of this report to shareholders.) The Fund underperformed the benchmark CSFB High Yield Index, which had a return of +3.36% for the same period.

Performance slightly lagged the Index largely because of issue selection. Our holdings of telecommunications companies, including Nextel Communications, Inc., Impsat Corp. and CTI Holdings were hit especially hard, reflecting slowing growth in earnings and liquidity concerns. Strong performers for the period included manufacturing credits Eagle-Picher Industries and Hexcel Corporation, aerospace credit Fairchild Corporation and Lin Holdings Corporation, a broadcasting holding.

We believe the high-yield market should perform well in anticipation of an economic recovery, however, we also expect increased volatility throughout 2002. As such, we continued to hold a core of solid credits, while branching out into sectors that we believe should improve with the economy. The stable sectors of the economy continued to be chemicals, manufacturing and health care. We also were overweighted in service, aerospace and leisure sectors because of solid asset values and favorable prospects for the economy. Despite the recovering economy, we still find risk to be excessive in the auto and financial sectors because of the unfavorable competitive conditions in the marketplace. Therefore, we continue to hold underweighted positions in those sectors.

Given our positive market outlook, with increased volatility for the remainder of 2002, we are selectively looking to invest excess cash in better-quality issues. At March 31, 2002, the overall credit profile of the Trust was modestly above average relative to the CSFB High Yield Index. Recent examples of the better-quality names that we purchased include Park Place Entertainment Corporation, a BB-rated operator of gaming properties; Ucar Finance Inc., an electrical products producer; and Qwest Corporation, a diversified telecommunications provider. The Trust's five largest industries at March 31, 2002 were utilities, wireless communications, leisure, energy and health care. (For additional portfolio information, see pages 5 - 7 of this report to shareholders.)


In Conclusion
We appreciate your investment in Mercury U.S. High Yield Fund, Inc., and we look forward to serving your financial needs in the months and years ahead.


Sincerely,




(Terry K. Glenn)
Terry K. Glenn
President and Director/Trustee


(B. Daniel Evans)

B. Daniel Evans
Vice President and Portfolio Manager



May 10, 2002



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


On April 1, 2002, Vincent T. Lathbury III retired from Merrill Lynch Investment Managers, L.P. (MLIM) after a 20-year career span. Mr. Lathbury joined MLIM in 1982 to help build the company's high- yield debt capability. A well-respected figure in the high-yield debt field, Mr. Lathbury has made many significant contributions to our fixed-income team including integrating our high-yield emerging market and bank debt groups into one non-investment grade platform. Mr. Lathbury's colleagues at MLIM join the Fund's Board of Directors/Trustees in thanking him for his many contributions and wishing him well in his retirement.

At this time, we are pleased to announce that in March 2002 B. Daniel Evans became Portfolio Manager of Mercury U.S. High Yield Fund, Inc. Mr. Evans joined the high-yield debt area of MLIM in December 2001. Prior to that time, he served as Senior Fund Analyst since 1994, specializing in high-yield and emerging market investments.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.



PORTFOLIO INFORMATION


TEN LARGEST CORPORATE HOLDINGS

                                                                                           Percent of
As of March 31, 2002                                                                       Net Assets

Host Marriott LP                                                                           2.0%
Host Marriott LP is a lodging real estate company that
currently owns or holds controlling interest in 122 upscale and luxury hotel properties primarily operated under premium brands such as Marriott,
Ritz-Carlton, Hyatt, Four Seasons, Hilton and Swissotel.

CMS Energy Corp.                                                                           1.9
CMS Energy Corp. provides energy services as well as develops, owns and operates energy facilities around the world. The company is involved in electric and gas utility operations, electric power production, oil and gas exploration and production, natural gas transmission, storage and processing, international energy distribution, energy marketing services and trading.

Park Place Entertainment Corporation                                                       1.9
Park Place Entertainment Corporation
owns, manages or has an interest in gaming properties. The company operates under the Bally's, Caesars, Flamingo, Grand and Hilton brand names worldwide.

Forest City Enterprises, Inc.                                                              1.9
Forest City Enterprises, Inc. owns, develops, acquires and manages real estate projects in various states. The company's portfolio includes regional malls, specialty retail centers, office buildings, mixed-use projects, multi-family properties, and master planned communities.
Forest City also operates a lumber wholesaling business.

Protection One Alarm Monitoring                                                            1.8
Protection One Alarm Monitoring provides monitoring and related security services. The company provides its services to residential and commercial subscribers in North America and Europe.

The AES Corporation                                                                        1.5
The AES Corporation is a leading global power company comprised of businesses providing generation, distribution and retail supply. The company's generating assets include interest in 128 facilities, totaling over 44 gigawatts of capacity. The AES Corporation's electricity distribution network has more than 954,000 km of conductor and associated rights of way and sells over 114,000 gigawatt hours per year to over 15 million end-use customers. In addition, through its various retail electricity supply businesses, the company sells electricity to more than 154,000 end-use customers.





March 31, 2002, Mercury U.S. High Yield Fund, Inc.




PORTFOLIO INFORMATION (CONCLUDED)



                                                                                           Percent of
                                                                                           Net Assets
Calpine Corporation                                                                           1.5%
Calpine Corporation acquires, develops, owns and operates power generation facilities, as well as sells electricity in the United
States. The company also provides thermal energy for industrial customers.

Adelphia Communications Corporation                                                           1.5
Adelphia Communications Corporation owns and operates cable television systems with systems primarily in suburban areas of large- and medium-sized cities in the United States. The company also owns and operates a super regional provider of integrated communications services in the Eastern
United States.

Hilton Hotels Corporation                                                                     1.5
Hilton Hotels Corporation owns, manages and franchises hotels. The company operates Hilton, Hilton Garden Inn, Hilton Suites, Doubletree
Hotels and Guests Suites, Hampton Inn and other hotels in the United
States and other countries around the world. Hilton also has vacation ownership operations.

Primedia, Inc.*                                                                               1.5
Primedia, Inc. is a subsidiary of Primedia Limited, which operates a group of companies with diverse interests in entertainment, media and communications. The group distributes movies as well as operates a chain of movie theaters and radio stations. Other activities include broadcasting, outdoor advertising, specialist publishing, direct marketing, interactive multimedia and specialist marketing and promotion.

*Includes combined holdings.




March 31, 2002, Mercury U.S. High Yield Fund, Inc.


FUND PERFORMANCE DATA


ABOUT FUND PERFORMANCE

The Fund offers four classes of shares, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs.

CLASS A SHARES incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

CLASS B SHARES are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first two years, decreasing 3% for each of the next two years and decreasing 1% each year thereafter to 0% after the sixth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class A Shares after approximately eight years.

CLASS C SHARES are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares may be subject to a 1% contingent deferred sales charge if redeemed within one year after purchase.

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders. The Fund's Investment Adviser voluntarily waived its management fee and a portion of its other expenses. Without such waiver, the Fund's performance would have been lower.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.



FUND PERFORMANCE DATA (CONTINUED)


RECENT PERFORMANCE RESULTS*


                              6-Month        12-Month    Since Inception    Standardized
As of March 31, 2002        Total Return   Total Return    Total Return     30-Day Yield

Class A                         +7.17%        -2.36%          -8.96%            10.08%

Class B                         +7.29         -2.25           -9.08             10.49

Class C                         +7.02         -2.73           -9.60             10.49

Credit Suisse First Boston
High Yield Index**              +8.31         +3.36           +2.98              --



*Investment results shown do not reflect sales charges. Results shown would be lower if sales charges were included. Total investment returns are based on changes in the Fund's net asset values for the periods shown, and assume reinvestment of all dividends and capital gains at net asset value on the payable date. The Fund commenced operations on 9/05/00.
**This unmanaged market-weighted Index mirrors the high-yield debt markets of securities rated BBB or lower. Since inception total return is from 9/30/00.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


FUND PERFORMANCE DATA (CONTINUED)


TOTAL RETURN BASED ON A $10,000 INVESTMENT

A line graph illustrating the growth of a $10,000 investment in Mercury U.S. High Yield Fund, Inc.++ Class A Shares* compared to a similar investment in Credit Suisse First Boston High Yield Index++++. Values illustrated are as follow:


Mercury U.S. High Yield Fund, Inc.++
Class A Shares*

Date                       Value

9/5/2000                 $ 9,600.00
March 2001               $ 8,951.00
March 2002               $ 8,740.00


Credit Suisse First Boston High Yield Index++++

Date                       Value

9/5/2000                 $10,000.00
March 2001               $ 9,963.00
March 2002               $10,298.00



A line graph illustrating the growth of a $10,000 investment in Mercury U.S. High Yield Fund, Inc.++ Class B and Class C Shares* compared to a similar investment in Credit Suisse First Boston High Yield Index++++. Values illustrated are as follow:


Mercury U.S. High Yield Fund, Inc.++
Class B Shares*

Date                       Value

9/5/2000                 $10,000.00
March 2001               $ 9,301.00
March 2002               $ 8,786.00


Mercury U.S. High Yield Fund, Inc.++
Class C Shares*

Date                       Value

9/5/2000                 $10,000.00
March 2001               $ 9,293.00
March 2002               $ 9,039.00


Credit Suisse First Boston High Yield Index++++

Date                       Value

9/5/2000                 $10,000.00
March 2001               $ 9,963.00
March 2002               $10,298.00


*Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
**Commencement of operations.
++The Fund invests all of its assets in Master U.S. High Yield
Trust. The Trust invests primarily in a diversified portfolio of corporate fixed-income securities that are rated in the lower rating categories of the established rating services (BBB/Baa or lower).
++++This unmanaged, market-weighted Index, which mirrors the high- yield debt market, is comprised of securities rated BBB or below. The starting date for the Index in each of the graphs is from 9/30/00.

Past performance is not predictive of future performance.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


FUND PERFORMANCE DATA (CONCLUDED)


AVERAGE ANNUAL TOTAL RETURN


                                         % Return               % Return
                                        Without Sales          With Sales
Class A Shares*                           Charge                 Charge**

One Year Ended 3/31/02                     -2.36%               -6.26%
Inception (9/05/00) through 3/31/02        -5.81                 -8.24

*Maximum sales charge is 4%.
**Assuming maximum sales charge.


                                     % Return                 % Return
                                      Without                    With
Class B Shares*                        CDSC                     CDSC**

One Year Ended 3/31/02                -2.25%                    -5.78%
Inception (9/05/00) through 3/31/02   -5.89                     -7.93

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after six years.
**Assuming payment of applicable contingent deferred sales charge.


                                     % Return                 % Return
                                      Without                    With
Class C Shares*                         CDSC                    CDSC**
One Year Ended 3/31/02                 -2.73%                   -3.61%
Inception (9/05/00) through 3/31/02    -6.24                    -6.24

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.
**Assuming payment of applicable contingent deferred sales charge.


March 31, 2002, Mercury U.S. High Yield Fund, Inc.








STATEMENT OF ASSETS AND LIABILITIES


As of March 31, 2002


MERCURY U.S. HIGH YIELD FUND, INC.


Assets:
Investment in Master U.S. High Yield Trust, at value
  (identified cost--$5,423,454)                                                                           $    5,199,851
Prepaid registration fees and other assets                                                                        31,641
                                                                                                          --------------
Total assets                                                                                                   5,231,492
                                                                                                          --------------

Liabilities:
Payables:
  Dividends to shareholders                                             $        8,649
  Distributor                                                                    1,301                             9,950
                                                                        --------------
Accrued expenses and other liabilities                                                                            14,970
                                                                                                          --------------
Total liabilities                                                                                                 24,920
                                                                                                          --------------

Net Assets:
Net assets                                                                                                $    5,206,572
                                                                                                          ==============

Net Assets Consist of:
Class A Shares of Common Stock, $.10 par value,
  100,000,000 shares authorized                                                                            $      43,006
Class B Shares of Common Stock, $.10 par value,
  100,000,000 shares authorized                                                                                   15,552
Class C Shares of Common Stock, $.10 par value,
  100,000,000 shares authorized                                                                                    8,645
Paid-in capital in excess of par                                                                               5,326,371
Undistributed investment income--net                                    $       40,729
Accumulated realized capital losses on investments
  from the Trust--net                                                          (4,128)
Unrealized depreciation on investments from the
  Trust--net                                                                 (223,603)
                                                                        --------------
Total accumulated losses--net                                                                                  (187,002)
                                                                                                          --------------
Net assets                                                                                                $    5,206,572
                                                                                                          ==============

Net Asset Value:
Class A--Based on net assets of $3,331,403 and 430,057
         shares outstanding                                                                               $         7.75
                                                                                                          ==============
Class B--Based on net assets of $1,205,239 and 155,517
         shares outstanding                                                                               $         7.75
                                                                                                          ==============

Class C--Based on net assets of $669,930 and 86,454
         shares outstanding                                                                               $         7.75
                                                                                                          ==============




See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.



STATEMENT OF OPERATIONS


For the Year Ended March 31, 2002

MERCURY U.S. HIGH YIELD FUND, INC.

Investment Income from the Trust--Net:
Net investment income allocated from the

Trust:
  Interest                                                                                                $      263,464
  Dividends                                                                                                        7,434
  Expenses                                                                                                       (9,963)
                                                                                                          --------------
Net investment income from the Trust                                                                             260,935
                                                                                                          --------------

Expenses:
Printing and shareholder reports                                        $       44,963
Registration fees                                                               35,068
Professional fees                                                               34,617
Offering fees                                                                   28,341
Administration fee                                                               5,940
Account maintenance and distribution fees--Class C                               3,273
Account maintenance fees--Class A                                                3,057
Account maintenance and distribution fees--Class B                               1,798
Transfer agent fees--Class A                                                       858
Transfer agent fees--Class B                                                       609
Transfer agent fees--Class C                                                       356
Accounting services                                                                142
Transfer agent fees--Class I                                                        20
Directors' fees and expenses                                                         6
Other                                                                           11,269
                                                                        --------------
Total expenses before reimbursement                                            170,317
Reimbursement of expenses                                                    (140,082)
                                                                        --------------
Total expenses after reimbursement                                                                                30,235
                                                                                                          --------------
Investment income--net                                                                                           230,700

Realized & Unrealized Gain (Loss) from the Trust--Net:
Realized loss on investments from the Trust--net:                                                               (23,387)
Change in unrealized appreciation/depreciation on
  investments from the Trust--net                                                                              (155,086)
                                                                                                          --------------
Net Increase in Net Assets Resulting from Operations                                                      $       52,227
                                                                                                          ==============

See Notes to Financial Statements.








March 31, 2002, Mercury U.S. High Yield Fund, Inc.


STATEMENTS OF CHANGES
IN NET ASSETS


MERCURY U.S. HIGH YIELD FUND, INC.
                                                                         For the        For the Period
                                                                        Year Ended   September 5, 2000++
                                                                        March 31,       to March 31,
                                                                          2002              2001
Increase (Decrease) in Net Assets:
Operations:
Investment income--net                                                  $      230,700     $       10,204
Realized gain (loss) on investments from the Trust--net                       (23,387)                205
Change in unrealized appreciation/depreciation on
  investments from the Trust--net                                            (155,086)           (25,551)
                                                                        --------------     --------------
Net increase (decrease) in net assets resulting from operations                 52,227           (15,142)
                                                                        --------------     --------------

Dividends to Shareholders:
Investment income--net:
  Class I                                                                      (1,865)            (1,530)
  Class A                                                                    (111,269)            (1,496)
  Class B                                                                     (68,036)            (5,288)
  Class C                                                                     (37,368)            (1,890)
                                                                        --------------     --------------
Net decrease in net assets resulting from dividends to shareholders          (218,538)           (10,204)
                                                                        --------------     --------------

Capital Share Transactions:
Net increase in net assets derived from capital share transactions           4,762,264            535,965
                                                                        --------------     --------------

Net Assets:
Total increase in net assets                                                 4,595,953            510,619
Beginning of period                                                            610,619            100,000
                                                                        --------------     --------------
End of period*                                                          $    5,206,572     $      610,619
                                                                        ==============     ==============

*Undistributed investment income--net                                   $       40,729                 --
                                                                        ==============     ==============


++Commencement of operations.

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.




FINANCIAL HIGHLIGHTS
MERCURY U.S. HIGH YIELD FUND, INC.

The following per share data and ratios have been derived from information provided in the financial statements.


                                                         Class I                       Class A
                                                  For the        For the                       For the
                                                   Period         Period        For the         Period
                                                  April 1,       Sept. 5,         Year         Sept. 5,
                                                  2001 to       2000++ to        Ended        2000++ to
                                                January 10,     March 31,      March 31,      March 31,
Decrease in Net Asset Value:                      2002***          2001           2002           2001
Per Share Operating Performance:
Net asset value, beginning of period             $      8.74    $     10.00    $      8.74    $     10.00
                                                 -----------    -----------    -----------    -----------
Investment income--net                                   .68            .60            .80            .58
Realized and unrealized loss on
  investments from the Trust--net                      (.93)         (1.26)         (1.01)         (1.26)
                                                 -----------    -----------    -----------    -----------
Total from investment operations                       (.25)          (.66)          (.21)          (.68)
                                                 -----------    -----------    -----------    -----------
Less dividends from investment income--net             (.68)          (.60)          (.78)          (.58)
                                                 -----------    -----------    -----------    -----------
Net asset value, end of period                   $      7.81    $      8.74    $      7.75    $      8.74
                                                 ===========    ===========    ===========    ===========

Total Investment Return:**
Based on net asset value per share                (2.93%)+++     (6.63%)+++        (2.36%)     (6.76%)+++
                                                 ===========    ===========    ===========    ===========

Ratios to Average Net Assets:
Expenses, net of reimbursement++++                    1.34%*         1.37%*          1.59%         1.61%*
                                                 ===========    ===========    ===========    ===========
Expenses++++                                          7.25%*       104.02%*          7.48%       104.08%*
                                                 ===========    ===========    ===========    ===========
Investment income--net                               11.17%*        11.40%*          9.63%        11.16%*
                                                 ===========    ===========    ===========    ===========

Supplemental Data:
Net assets, end of period (in thousands)           $       0    $        24    $     3,332    $        23
                                                 ===========    ===========    ===========    ===========



*Annualized.
**Total investment returns exclude the effects of sales charges.
***As of January 10, 2002, all Class I Shares were redeemed.
++Commencement of operations.
++++Includes the Fund's share of the Series' allocated expenses.
+++Aggregate total investment return.

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.









FINANCIAL HIGHLIGHTS (CONCLUDED)



MERCURY U.S. HIGH YIELD FUND, INC.

The following per share data and ratios have been derived from information provided in the financial statements.

                                                         Class B                       Class C
                                                                 For the                       For the
                                                   For the        Period         For the        Period
                                                     Year        Sept. 5,          Year        Sept. 5,
                                                    Ended       2000++ to         Ended       2000++ to
                                                  March 31,     March 31,       March 31,     March 31,
Decrease in Net Asset Value:                         2002          2001            2002          2001
Per Share Operating Performance:
Net asset value, beginning of period             $      8.74    $     10.00    $      8.74    $     10.00
                                                 -----------    -----------    -----------    -----------
Investment income--net                                   .81            .57            .77            .56
Realized and unrealized loss on
  investments from the Trust--net                     (1.02)         (1.26)         (1.02)         (1.26)
                                                 -----------    -----------    -----------    -----------
Total from investment operations                       (.21)          (.69)          (.25)          (.70)
                                                 -----------    -----------    -----------    -----------
Less dividends from investment income--net             (.78)          (.57)          (.74)          (.56)
                                                 -----------    -----------    -----------    -----------
Net asset value, end of period                   $      7.75    $      8.74    $      7.75    $      8.74
                                                 ===========    ===========    ===========    ===========

Total Investment Return:**
Based on net asset value per share                   (2.25%)     (6.99%)+++        (2.73%)     (7.07%)+++
                                                 ===========    ===========    ===========    ===========

Ratios to Average Net Assets:
Expenses, net of reimbursement++++                     1.61%         1.78%*          2.14%         2.18%*
                                                 ===========    ===========    ===========    ===========
Expenses++++                                           7.51%       101.20%*          8.03%       104.54%*
                                                 ===========    ===========    ===========    ===========
Investment income--net                                10.01%         9.69%*          9.52%         9.97%*
                                                 ===========    ===========    ===========    ===========

Supplemental Data:
Net assets, end of period (in thousands)         $     1,205    $       361    $       670    $       203
                                                 ===========    ===========    ===========    ===========


*Annualized.
**Total investment returns exclude the effects of sales charges.
++Commencement of operations.
++++Includes the Fund's share of the Series' allocated expenses.
+++Aggregate total investment return.

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.







NOTES TO FINANCIAL STATEMENTS


MERCURY U.S. HIGH YIELD FUND, INC.

1. Significant Accounting Policies:
Mercury U.S. High Yield Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end investment company. The Fund seeks to achieve its investment objective by investing all of its assets in the Master U.S. High Yield Trust (the "Trust") that has the same investment objective as the Fund. The value of the Fund's investment in the Trust reflects the Fund's proportionate interest in the net assets of the Trust. The performance of the Fund is directly affected by the performance of the Trust. The financial statements of the Trust, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The percentage of the Trust owned by the Fund at March 31, 2002 was .94%. The Fund offers four classes of shares. Shares of Class I and Class A are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A, Class B and Class C Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures (except that Class B Shares have certain voting rights with respect to Class A expenditures). Income, expenses (other than expenses attributed to a specific class) and realized and unrealized gains and losses on investments are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--The Fund records the investment in the Trust at fair value. Valuation of securities held by the Trust is discussed in Note 1a of the Trust's Notes to Financial Statements, which are included elsewhere in this report.

(b) Investment income and expenses--The Fund records daily its proportionate share of the Trust's income, expenses and realized and unrealized gains and losses. In addition, the Fund accrues its own expenses.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to shareholders. Therefore, no Federal income tax provision is required.

(d) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(e) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(f) Investment transactions--Investment transactions in the Trust are accounted for on a trade date basis.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(g) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax differences of $18,519 have been reclassified between undistributed net investment income and accumulated net realized capital losses and $4,120 has been reclassified between paid-in capital in excess of par and undistributed net investment income. These reclassifications have no effect on net assets or net asset values per share.


2. Transactions with Affiliates:
The Fund has entered into an Administration Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund pays a monthly fee at an annual rate of ..25% of the Fund's average daily net assets for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund. FAM earned fees of $5,940, all of which were waived. In addition, FAM reimbursed the Fund $134,142 for other operating expenses.

The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                           Account
                       Maintenance Fee      Distribution Fee

Class A                      .25%                 --
Class B                      .25%               .50%
Class C                      .25%               .55%


Pursuant to a sub-agreement with the Distributor, selected dealers also provide account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and selected dealers for providing account maintenance services to Class A, Class B and Class C shareholders. The ongoing distribution fee compensates the Distributor and selected dealers for providing shareholder and distribution-related services to Class B and Class C shareholders. For the year ended March 31, 2002, the Fund did not accrue Class B distribution fees.

For the year ended March 31, 2002, Merrill Lynch, Pierce,
Fenner & Smith Incorporated received contingent deferred sales charges of $2,442 relating to transactions in Class B Shares.

Financial Data Services, Inc.
("FDS"), an indirect, wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Certain officers and/or directors of the Fund are officers and/or directors of FAM, PSI, FAMD, FDS, and/or ML & Co.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3. Investments:
Increases and decreases in the Fund's investment in the Trust for the year ended March 31, 2002 were $5,408,875 and $905,569, respectively.


4. Capital Share Transactions:
Net increase in net assets derived from capital share transactions were $4,762,264 and $535,965 for the year ended March 31, 2002 and for the period September 5, 2000 to March 31, 2001, respectively. Transactions in capital shares were as follows:


Class I Shares for the Year
Ended March 31, 2002                    Shares        Dollar Amount

Shares sold                                    2      $          16
Shares issued to shareholders
  in reinvestment of dividends               230              1,869
                                   --------------     --------------
Total issued                                 232              1,885
Shares redeemed                           (2,896)           (22,613)
                                   --------------     --------------
Net decrease                              (2,664)      $    (20,728)
                                   ==============     ==============


Class I Shares for the Period
September 5, 2000++
to March 31, 2001                       Shares        Dollar Amount

Shares sold                                   10      $          94
Shares issued to shareholders
  in reinvestment of dividends               164              1,471
                                   --------------     --------------
Total issued                                 174              1,565




Shares redeemed                              (10)               (93)
                                   --------------     --------------
Net increase                                 164      $       1,472
                                   ==============     ==============

++Prior to September 5, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.



Class A Shares for the Year
Ended March 31, 2002                    Shares        Dollar Amount

Shares sold                              451,979      $   3,554,090
Shares issued to shareholders
in reinvestment of dividends              13,481            105,168
                                   --------------     --------------
Total issued                             465,460          3,659,258
Shares redeemed                          (38,063)          (295,144)
                                   --------------     --------------
Net increase                             427,397      $   3,364,114
                                   ==============     ==============


March 31, 2002, Mercury U.S. High Yield Fund, Inc.


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Class A Shares for the Period
September 5, 2000++ to
March 31, 2001                       Shares        Dollar Amount

Shares sold                                   10      $          94
Shares issued to shareholders
in reinvestment of dividends                 160              1,438
                                   --------------     --------------
Total issued                                 170              1,532
Shares redeemed                              (10)               (93)
                                   --------------     --------------
Net increase                                 160      $       1,439
                                   ==============     ==============

++Prior to September 5, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.



Class B Shares for the Year
Ended March 31, 2002                    Shares        Dollar Amount

Shares sold                              133,858      $   1,067,776
Shares issued to shareholders
  in reinvestment of dividends             4,476             35,425
                                   --------------     --------------
Total issued                             138,334           1,103,201
Shares redeemed                          (24,138)          (192,846)
                                   --------------     --------------
Net increase                             114,196      $     910,355
                                   ==============     ==============



Class B Shares for the Period September 5, 2000++
to March 31, 2001                       Shares        Dollar Amount

Shares sold                               38,568      $     349,401
Shares issued to shareholders
  in reinvestment of dividends               253              2,244
                                   -------------      -------------
Net increase                              38,821      $     351,645
                                   =============      =============

++Prior to September 5, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.



Class C Shares for the Year
Ended March 31, 2002                    Shares        Dollar Amount

Shares sold                               65,078      $     522,959
Shares issued to shareholders
  in reinvestment of dividends             1,269              9,867
                                   --------------     ---------------
Total issued                              66,347             532,826
Shares redeemed                           (3,120)            (24,303)
                                   --------------     ---------------
Net increase                              63,227      $      508,523
                                   ==============     ===============


March 31, 2002, Mercury U.S. High Yield Fund, Inc.


NOTES TO FINANCIAL STATEMENTS (CONCLUDED)


Class C Shares for the Period
September 5, 2000++
  to March 31, 2001                       Shares        Dollar Amount

Shares sold                               20,595      $     180,249
Shares issued to shareholders
  in reinvestment of dividends               141              1,253
                                   --------------     --------------
Total issued                              20,736            181,502
Shares redeemed                              (10)               (93)
                                   --------------     --------------
Net increase                              20,726      $     181,409
                                   ==============     ==============

++Prior to September 5, 2000 (commencement of operations), the Fund issued 2,500 shares to FAM for $25,000.



5. Distributions to Shareholders:
The tax character of distributions paid during the fiscal years ended March 31, 2002 and March 31, 2001 was as follows:


                                      3/31/2002         3/31/2001
Distributions paid from:
   Ordinary income                 $     218,538      $      10,204
                                   -------------      -------------
Total taxable distributions        $     218,538      $      10,204
                                   =============      =============

As of March 31, 2002, the components of accumulated losses on a tax basis were as follows:


Undistributed ordinary income--net                    $      19,930
Undistributed long-term capital gains--net                       --
                                                      ---------------
Total undistributed earnings--net                            19,930
Unrealized losses--net                                     (206,932)*
                                                      ---------------
Total accumulated losses--net                         $    (187,002)
                                                      ===============

*The difference between book-basis and tax-basis net unrealized losses is attributable primarily to the tax deferral of losses on wash sales, the difference between book and tax amortization methods for premiums and discounts on fixed-income securities, the cumulative step-bond adjustment, the cumulative adjustment on securities in default with or without interest, the additional coupon interest on securities in default and the deferral of post- October capital losses for tax purposes.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.



INDEPENDENT AUDITORS' REPORT


MERCURY U.S. HIGH YIELD FUND, INC.

The Board of Directors and Shareholders,
Mercury U.S. High Yield Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Mercury U.S. High Yield Fund, Inc. as of March 31, 2002, the related statements of operations for the year then ended and changes in net assets and the financial highlights for the year then ended and for the period September 5, 2000 (commencement of operations) to March 31, 2001. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Mercury U.S. High Yield Fund, Inc. as of March 31, 2002, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
New York, New York
May 16, 2002



March 31, 2002, Mercury U.S. High Yield Fund, Inc.



SCHEDULE OF INVESTMENTS


MASTER U.S. HIGH YIELD TRUST

 S&P     Moody's        Face
Rating   Rating        Amount                       Corporate Bonds                               Value

AEROSPACE--1.4%

B        B2        $ 2,500,000  Alliant Techsystems Inc., 8.50% due 5/15/2011               $   2,675,000
CCC+     Caa1       10,000,000  Fairchild Corporation, 10.75% due 4/15/2009                     4,800,000
                                                                                            -------------
                                                                                                7,475,000


AIRLINES--1.8%

A        Ba1         5,000,000  American Airlines, 7.80% due 10/01/2006                         4,939,000
NR*      Ca          5,000,000  Kitty Hawk, Inc., 9.95% due 11/15/2004 (b)                        250,000
B        B2          7,500,000  USAir Inc., 10.375% due 3/01/2013                               4,720,200
                                                                                            -------------
                                                                                                9,909,200

AUTOMOTIVE--2.7%

BB+      Ba2         3,600,000  AutoNation Inc., 9% due 8/01/2008                               3,798,000
BB       Ba3         5,000,000  Dana Corporation, 9% due 8/15/2011                              4,975,000
D        NR*         9,991,509  Federal-Mogul Corporation, 7.375% due 1/15/2006 (b)             1,848,150
                                Navistar International:
BB+      Ba1         1,275,000     9.375% due 6/01/2006                                         1,345,125
BB-      Ba2         2,750,000     8% due 2/01/2008                                             2,725,938
B        B3            250,000  United Auto Group Inc., 9.625% due 3/15/2012 (e)                  257,813


                                                                                            -------------
                                                                                               14,950,026

BROADCASTING--4.2%

CCC+     B3          6,750,000  Acme Television/Finance, 10.875%** due 9/30/2004                6,885,000
B+       B1          1,500,000  Corus Entertainment Inc., 8.75% due 3/01/2012 (e)               1,556,250
B-       B2          6,000,000  Emmis Communications Corporation, 8.125% due 3/15/2009          6,150,000
B-       B3            650,000  Entravision Communication Corporation, 8.125% due
                                3/15/2009 (e)                                                     659,750
B-       Caa1        5,000,000  Lin Holdings Corporation, 14.435%** due 3/01/2008               4,475,000
B        Ba3         3,500,000  Panamsat Corporation, 8.50% due 2/01/2012 (e)                   3,500,000
                                                                                            -------------
                                                                                               23,226,000




March 31, 2002, Mercury U.S. High Yield Fund, Inc.




SCHEDULE OF INVESTMENTS (CONTINUED)



 S&P     Moody's        Face
Rating   Rating        Amount                       Corporate Bonds                               Value

CABLE--INTERNATIONAL--0.8%

C        Ca        $ 5,000,000  NTL Communications Corp., 12.375%** due
                                10/01/2008 (b)                                              $   1,550,000
NR*      NR*         4,500,000  Telewest Finance, 6% due 7/07/2005                              2,115,000
C        Ca          8,000,000  United Pan-Europe Communications, 13.466%** due
                                2/01/2010                                                         840,000
                                                                                            -------------
                                                                                                4,505,000

Cable--US--4.1%

                      Adelphia Communications Corporation:
B-       B2          1,450,000     9.375% due 11/15/2009                                        1,363,000
NR*      B2            975,000     10.875% due 10/01/2010                                         911,625
B-       B2            975,000     10.25% due 6/15/2011                                           887,250
                      Charter Communications Holdings LLC:
B+       B2          5,515,000     8.625% due 4/01/2009                                         5,018,650
B+       B2          3,000,000     10% due 4/01/2009                                            2,895,000
B-       B3         10,000,000  Insight Communications, 12.095%** due 2/15/2011                 6,600,000
B+       B2          5,000,000  Olympus Communications LP/Capital Corp., 10.625%
                                due 11/15/2006                                                  4,850,000
                                                                                            -------------
                                                                                               22,525,525

Chemicals--3.6%

B        B3          2,000,000  Huntsman International LLC, 9.875% due 3/01/2009 (e)            2,040,000
BB-      B2          5,000,000  ISP Chemco., 10.25% due 7/01/2011                               5,312,500
                                Lyondell Chemical Company:
BB       Ba3         1,500,000     9.50% due 12/15/2008 (e)                                     1,530,000
B+       B2          4,000,000     10.875% due 5/01/2009                                        3,930,000
BB-      Ba3         3,750,000  MacDermid, Inc., 9.125% due 7/15/2011                           3,918,750
BBB      Baa3        2,900,000  Olin Corporation, 9.125% due 12/15/2011                         3,043,121
                                                                                            -------------
                                                                                               19,774,371

Commercial Services & Supplies--0.2%

B        B2          1,325,000  Coinmach Corporation, 9% due 2/01/2010 (e)                      1,371,375

Consumer Products--3.7%

BB+      Ba3         6,000,000  American Greetings, 11.75% due 7/15/2008                        6,360,000
B-       B2          1,825,000  Armkel LLC/Armkel Finance, 9.50% due 8/15/2009                  1,952,750
BBB-     Ba1         4,500,000  Briggs & Stratton Corporation, 8.875% due 3/15/2011             4,792,500




March 31, 2002, Mercury U.S. High Yield Fund, Inc.




SCHEDULE OF INVESTMENTS (CONTINUED)



 S&P     Moody's        Face
Rating   Rating        Amount                       Corporate Bonds                               Value

CONSUMER PRODUCTS (concluded)

C        Ca        $10,000,000  Corning Consumer Products, 9.625% due 5/01/2008             $   1,362,500
NR*      Ca         10,000,000  Galey & Lord, Inc., 9.125% due 03/01/2008 (b)                   1,250,000
                                Westpoint Stevens Inc.:
CCC+     Ca          6,500,000     7.875% due 6/15/2005                                         3,282,500
CCC+     Ca          3,000,000     7.875% due 6/15/2008 (d)                                     1,455,000
                                                                                            -------------
                                                                                               20,455,250

DIVERSIFIED MEDIA--3.4%

B-       B3          1,900,000  Penton Media Inc., 11.875% due 10/01/2007 (e)                   1,947,500
B        B1          6,500,000  Primedia, Inc., 7.625% due 4/01/2008                            5,622,500
B        B3          6,000,000  Six Flags Inc., 9.50% due 2/01/2009                             6,270,000
BBB      Baa2        5,000,000  World Color Press Inc., 7.75% due 2/15/2009                     4,925,960
                                                                                            -------------
                                                                                               18,765,960

ENERGY--5.7%

                                Hanover Equipment Trust (e):
BB       Ba3           700,000     Series A, 8.50% due 9/01/2008                                  707,000
BB       Ba3         4,300,000     Series B, 8.75% due 9/01/2011                                4,321,500
BB-      Ba3         3,875,000  Key Energy Services Inc., 8.375% due 3/01/2008                  3,971,875
CCC      B3          5,000,000  Ocean Rig Norway AS, 10.25% due 6/01/2008                       4,425,000
B+       B1          6,000,000  Parker Drilling Co., 9.75% due 11/15/2006                       6,210,000
B+       B1          5,000,000  Tesoro Petroleum Corp., 9% due 7/01/2008                        5,000,000
B-       B3          6,000,000  United Refining Co., 10.75% due 6/15/2007                       5,070,000
BB       Ba3         1,575,000  United States Steel LLC, 10.75% due 8/01/2008 (d)               1,582,875
                                                                                            -------------
                                                                                               31,288,250





FINANCIAL--0.2%

D        Caa3        5,000,000  Amresco Inc., 9.875% due 3/15/2005 (b)                            975,000

FOOD/TOBACCO--3.1%

NR*      NR*         8,500,000  Ameriserve Food Distributors, 8.875% due 10/15/2006 (b)            85,000
D        Caa2        2,000,000  Archibald Candy Corporation, 10.25% due 7/01/2004 (b)           1,030,000
B-       B3          4,000,000  Del Monte Corporation, 9.25% due 5/15/2011                      4,210,000
BB       Ba3         1,000,000  Dimon Incorporated, 9.625% due 10/15/2011                       1,065,000
NR*      NR*         5,000,000  Nebco Evans Holding Co., 16.34%** due 7/15/2007 (b)                   500




March 31, 2002, Mercury U.S. High Yield Fund, Inc.



SCHEDULE OF INVESTMENTS (CONTINUED)


 S&P     Moody's        Face
Rating   Rating        Amount                       Corporate Bonds                               Value

FOOD/TOBACCO (concluded)

BB+      Ba2       $ 3,000,000  Smithfield Foods Inc., 8% due 10/15/2009                    $   3,067,500
BB       Ba1         5,000,000  Tricon Global Restaurants, Inc., 8.875% due 4/15/2011           5,300,000
NR*      NR*        11,000,000  Vlasic Foods International Inc., 10.25% due
                                7/01/2009 (b)                                                   2,420,000
                                                                                            -------------
                                                                                               17,178,000

GAMING--2.7%

B+       B1          2,450,000  Boyd Gaming Corporation, 8.75% due 4/15/2012 (e)                2,462,985
BB-      Ba3         2,000,000  Mandalay Resort Group, 10.25% due 8/01/2007                     2,175,000
                                Park Place Entertainment Corporation:
BB+      Ba2         5,000,000     7.875% due 12/15/2005                                        5,012,500
BB+      Ba2         5,000,000     7.875% due 3/15/2010 (e)                                     4,968,750
                                                                                            -------------
                                                                                               14,619,235

HEALTH CARE--4.8%

B-       Caa2       10,500,000  ALARIS Medical Inc., 14.993%** due 8/01/2008                    7,402,500
BB-      Ba3         3,250,000  AmeriSourceBergen Corporation, 8.125% due 9/01/2008             3,412,500
B+       B1          5,000,000  Beverly Enterprises Inc., 9% due 2/15/2006                      5,100,000
BB-      B2            500,000  Biovail Corporation, 7.875% due 4/01/2010                         499,375
B+       Ba2         5,000,000  Fresenius Medical Capital Trust II, 7.875% due
                                  2/01/2008  5,037,500
B-       B3          6,000,000  Magellan Health Services, 9% due 2/15/2008                      4,680,000
D        NR*         7,000,000  Mariner Post--Acute Network, 9.50% due 11/01/2007 (b)             105,000
                                                                                            -------------
                                                                                               26,236,875

HOUSING--1.7%

BB-      Ba3         9,500,000  Forest City Enterprises Inc., 8.50% due 3/15/2008               9,642,500

INFORMATION TECHNOLOGY--1.0%
B+       B1          5,000,000  Amkor Technology Inc., 9.25% due 2/15/2008                      4,975,000
NR*      NR*         5,000,000  Dictaphone Corp., 11.75% due 8/01/2005 (b)                        437,500
                                                                                                5,412,500

LEISURE--6.0%

                                Felcor Lodging LP:
BB-      Ba3         3,000,000     9.50% due 9/15/2008                                          3,165,000
BB-      Ba3         1,000,000     8.50% due 6/01/2011                                          1,017,500




March 31, 2002, Mercury U.S. High Yield Fund, Inc.





SCHEDULE OF INVESTMENTS (CONTINUED)


 S&P     Moody's        Face
Rating   Rating        Amount                       Corporate Bonds                               Value

LEISURE (concluded)

BBB-     Ba1       $ 7,375,000  Hilton Hotels Corporation, 8.25% due 2/15/2011             $    7,531,453
BB-      Ba3        10,000,000  Host Marriott LP, 8.375% due 2/15/2006                         10,125,000
BBB-     Ba1         3,000,000  ITT Corporation (New), 7.75% due 11/15/2025                     2,599,086
B+       B1          3,000,000  Intrawest Corporation, 10.50% due 2/01/2010                     3,165,000
                                Meristar Hospitality Corp.:
B+       B1          4,000,000     9% due 1/15/2008                                             4,080,000
B+       B1          1,225,000     10.50% due 6/15/2009 (e)                                     1,316,875
                                                                                            -------------
                                                                                               32,999,914

MANUFACTURING--4.3%

B-       Caa1       10,000,000  Eagle-Picher Industries, 9.375% due 3/01/2008                   7,050,000
B        B3          1,250,000  Foamex LP/Capital Corporation, 10.75% due
                                4/01/2009 (e)                                                   1,287,500
CCC+     Caa1       10,000,000  Hexcel Corporation, 9.75% due 1/15/2009                         7,250,000
D        Ca          6,000,000  Thermadyne Manufacturing, 9.875% due 6/01/2008 (b)              2,280,000
CCC+     B3          7,100,000  Trench Electric SA and Trench Inc., 10.25% due
                                12/15/2007                                                      5,715,500
                                                                                            -------------
                                                                                               23,583,000

METAL--OTHER--1.6%

NR*      NR*        17,500,000  AEI Resources Inc., 11.50% due 12/15/2006 (b)(e)                2,800,000
CCC      Ca          4,000,000  Asarco Inc., 8.50% due 5/01/2025                                1,210,000
NR*      Ca          7,500,000  Kaiser Aluminum & Chemical Corp., 12.75% due
                                2/01/2003 (b)                                                   1,612,500
BB       Ba3         2,000,000  Luscar Coal Ltd., 9.75% due 10/15/2011                          2,142,500
B-       B3          2,000,000  Ormet Corporation, 11% due 8/15/2008 (e)                        1,210,000
                                                                                            -------------
                                                                                                8,975,000

PACKAGING--1.5%

                                Owens-Illinois Inc.:
B+       B3          3,000,000     7.85% due 5/15/2004                                          2,955,000
B+       B3          3,000,000     7.15% due 5/15/2005                                          2,880,000
CCC+     Caa1        4,000,000  US Can Corporation, 12.375% due 10/01/2010                      2,480,000
                                                                                            -------------
                                                                                                8,315,000

PAPER--1.1%

B-       B3          1,800,000  Ainsworth Lumber Company, 12.50% due 7/15/2007 (c)              1,935,000
                                Doman Industries Limited:
D        Ca          5,000,000     8.75% due 3/15/2004                                          1,025,000
D        Ca          5,000,000     9.25% due 11/15/2007                                         1,025,000




March 31, 2002, Mercury U.S. High Yield Fund, Inc.



SCHEDULE OF INVESTMENTS (CONTINUED)


 S&P     Moody's        Face
Rating   Rating        Amount                       Corporate Bonds                               Value

PAPER (concluded)

BB+      Ba1       $ 2,250,000  Tembec Industries Inc., 7.75% due 3/15/2012 (e)             $   2,213,438
                                                                                            -------------
                                                                                                6,198,438

SERVICES--4.6%

BB-      Ba3         5,000,000  Allied Waste North America, 8.875% due 4/01/2008                5,137,500
CCC+     Caa1        7,500,000  Anthony Crane Rental LP, 10.375% due 8/01/2008                    787,500
B-       B3          5,000,000  Kindercare Learning Centers, Inc., 9.50% due 2/15/2009          4,975,000
CCC      Ca          8,000,000  Neff Corp., 10.25% due 6/01/2008                                5,480,000
CCC+     Caa3       13,875,000  Protection One Alarm Monitoring, 8.125% due 1/15/2009           9,088,125
                                                                                            -------------
                                                                                               25,468,125

STEEL--1.0%

NR*      NR*        15,000,000  Republic Technologies, 13.75% due 7/15/2009 (a)(b)              1,050,000
B-       Caa2        7,500,000  WCI Steel Inc., 10% due 12/01/2004                              2,850,000
D        NR*        10,500,000  Weirton Steel Corp., 11.375% due 7/01/2004 (b)                  1,680,000
                                                                                            -------------
                                                                                                5,580,000

TELECOMMUNICATIONS--2.9%

CCC+     B3          6,000,000  CFW Communications Company, 13% due 8/15/2010                   3,750,000
B+       B1          2,250,000  Echostar DBS Corporation, 9.125% due 1/15/2009 (e)              2,328,750
D        C           9,490,000  Impsat Corp., 12.375% due 6/15/2008                               427,050
D        C           7,725,000  Impsat Fiber Networks, 13.75% due 2/15/2005 (e)                   347,625
BBB      Baa2        5,500,000  Qwest Corporation, 8.875% due 3/15/2012 (e)                     5,426,663
                                WorldCom, Inc.:
BBB+     A3          2,000,000     6.25% due 8/15/2003                                          1,862,874
BBB+     A3          2,000,000     7.50% due 5/15/2011                                          1,680,870
                                                                                            -------------
                                                                                               15,823,832

UTILITY--8.0%

                                The AES Corporation:
B+       Ba2        11,725,000     8.375% due 8/15/2007                                         7,445,375
BB       Ba1           775,000     8.875% due 2/15/2011                                           592,875
BB+      Ba1         4,875,000  Avista Corporation, 9.75% due 6/01/2008                         5,122,128




March 31, 2002, Mercury U.S. High Yield Fund, Inc.




SCHEDULE OF INVESTMENTS (CONTINUED)



 S&P     Moody's        Face
Rating   Rating        Amount                       Corporate Bonds                               Value

UTILITY (concluded)

BB       Ba3       $10,000,000  CMS Energy Corp., 7.50% due 1/15/2009                       $  10,065,890
                                Calpine Corporation:
B+       B1            175,000     4% due 12/26/2006 (e)                                          166,905
B+       B1         10,000,000     7.875% due 4/01/2008                                         7,810,360
BB-      Ba2         5,000,000  Mission Energy Holdings, 13.50% due 7/15/2008                   5,462,500
BBB      Baa2        5,000,000  PG&E National Energy Group, 10.375% due 5/16/2011               5,184,154
B-       B2          2,000,000  Ucar Finance Inc., 10.25% due 2/15/2012 (e)                     2,110,000
                                                                                            -------------
                                                                                               43,960,187

WIRELESS--6.2%

B-       Caa1        7,500,000  American Tower Corporation, 9.375% due 2/01/2009                5,587,500
D        Ca         10,000,000  Dolphin Telecom PLC, 17.059%** due 6/01/2008 (b)                    1,000
B        Caa1        6,194,000  Loral Cyberstar Inc., 10% due 7/15/2006                         4,676,470
C        Ca          4,000,000  McCaw International Ltd., 18.927%** due 4/15/2007 (b)             220,000
B-       Caa1       10,000,000  Millicom International Cellular SA, 13.50%**
                                due 6/01/2006                                                   5,450,000
D        Ca         10,000,000  Nextel International Inc., 12.75% due 8/01/2010 (b)               625,000
CCC+     B3          7,200,000  Nextel Partners Inc., 12.867%** due 2/01/2009                   3,402,000
B-       B3          5,000,000  SBA Communications Corp., 13.76%** due 3/01/2008                3,025,000
NR*      Baa3        4,950,000  Tritel PCS Inc., 10.375% due 1/15/2011                          5,593,500
B-       Ca          6,241,000  TeleSystem International Wireless, 14% due 12/30/2003           5,460,875
                                                                                            -------------
                                                                                               34,041,345

                      Total Investments in Corporate Bonds
                      (Cost--$616,770,123)--82.3%                                             453,254,908









                      Shares
                       Held                          Common Stocks

BROADCASTING--0.2%

                       149,020  UnitedGlobalCom Inc. (Class A)(b)                                 819,610

TRANSPORTATION--0.2%

                       204,166  Seabulk International, Inc. (b)                                 1,146,392




March 31, 2002, Mercury U.S. High Yield Fund, Inc.



SCHEDULE OF INVESTMENTS (CONTINUED)


                      Shares
                       Held                          Common Stocks                                Value

WIRELESS--0.0%

                       497,541  Metrocall, Inc. (b)                                         $      32,340

                                Total Investments in Common Stocks
                                (Cost--$12,461,998)--0.4%                                       1,998,342




                                              Preferred Stocks & Warrants

DIVERSIFIED MEDIA--0.4%

                        50,000  Primedia, Inc. (Series H)                                       2,262,500

FOOD/TOBACCO--0.0%

                         6,208  Nebco Evans Holding Co. (c)                                           776

PACKAGING--0.0%

                         3,250  Pliant Corporation (Warrants)(f)                                   14,625

STEEL--0.0%

                         7,000  Republic Technologies (Warrants)(f)                                    70

TELLECOMMUNICATIONS--0.0%

                         6,000  Ntelos Inc. (Warrants)(f)                                          25,500

WIRELESS--1.6%

                         4,598  Crown Castle International Corporation (c)                      2,931,225
                        61,075  Loral Space & Communications (Warrants)(f)                         76,344


                         9,235  Nextel Communications, Inc. (Series D)(c)                       3,809,438
                         3,803  Rural Cellular Corp. (Series B)(c)                              1,720,858
                                                                                            -------------
                                                                                                8,537,865

                                Total Investments in Preferred Stocks & Warrants
                                (Cost--$24,365,980)--2.0%                                      10,841,336




                        Face
                       Amount                    Short-Term Securities

COMMERCIAL PAPER***--8.1%

                   $11,870,000  Gannett Company, 1.80% due 4/22/2002                           11,857,537
                    13,733,000  General Motors Acceptance Corp., 1.85% due 4/01/2002           13,733,000
                     7,000,000  SBC Communications Inc., 1.80% due 5/09/2002                    6,986,700
                    12,000,000  Transamerica Finance Corporation, 1.78% due 4/12/2002          11,993,473
                                                                                            -------------
                                                                                               44,570,710




March 31, 2002, Mercury U.S. High Yield Fund, Inc.



SCHEDULE OF INVESTMENTS (CONCLUDED)


                        Face
                       Amount                    Short-Term Securities                            Value

US GOVERNMENT AGENCY OBLIGATIONS***--3.8%

                   $ 5,000,000  Federal Farm Credit Banks, 1.74% due 4/17/2002             $    4,996,133
                                Freddie Mac:
                     6,000,000     1.77% due 4/02/2002                                          5,999,705
                    10,000,000     1.77% due 5/07/2002                                          9,982,300
                                                                                            -------------
                                                                                               20,978,138

                   Total Investments in Short-Term Securities
                                (Cost--$65,548,848)--11.9%                                     65,548,848

                                Total Investments (Cost--$719,146,949)--96.6%                 531,643,434
                                Other Assets Less Liabilities--3.4%                            18,747,363
                                                                                            -------------
                                   Net Assets--100.0%                                       $ 550,390,797
                                                                                            =============



*Not Rated.
**Represents a zero coupon or step bond; the interest rate shown reflects the effective yield at the time of purchase by the Trust.
***Commercial Paper and
certain US Government Agency Obligations are traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Trust.




(a)Each $1,000 face amount contains one warrant of Republic Technologies.
(b)Non-income producing security.
(c)Represents a pay-in-kind security which may pay interest/dividends in additional face/shares.
(d)Restricted securities as to resale. The value of the Trust's investment in restricted securities was approximately $3,038,000, representing 0.6% of net assets.


                             Acquisition
                            Issue Date(s) Cost Value

United States Steel LLC,
10.75% due 8/01/2008          7/24/2001      $ 1,556,053      $ 1,582,875
Westpoint Stevens Inc.,      8/24/2000 -
7.875% due 6/15/2008          9/28/2000        2,559,375        1,455,000
                                             -----------      -----------
Total                                        $ 4,115,428      $ 3,037,875
                                             ===========      ===========

(e) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

(f) Warrants entitle the Trust to purchase a predetermined number of shares of common stock and are non-income producing. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date. Ratings of issues shown have not been audited by Deloitte & Touche LLP.

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.




STATEMENT OF ASSETS AND LIABILITIES


As of March 31, 2002

MASTER U.S. HIGH YIELD TRUST

Assets:
Investments, at value (identified cost--$719,146,949)                                      $  531,643,434
Cash                                                                                            3,287,706
Receivables:
  Interest                                                              $   11,386,998
  Securities Sold                                                            9,454,022
  Contributions                                                              1,881,041
  Dividends                                                                    107,813         22,829,874
                                                                        --------------
Prepaid expenses and other assets                                                                  96,939
                                                                                           --------------
Total assets                                                                                  557,857,953
                                                                                           --------------

Liabilities:
Payables:

  Securities purchased                                                       5,519,117
  Withdrawals                                                                1,685,823
  Investment adviser                                                           146,638
  Reorganization costs                                                          28,000          7,379,578
                                                                        --------------
Accrued expenses and other liabilities                                                             87,578
                                                                                           --------------
Total liabilities                                                                               7,467,156
                                                                                           --------------

Net Assets:
Net assets                                                                                 $  550,390,797
                                                                                           ==============

Net Assets Consist of:
Investors' capital                                                                         $  737,894,312
Unrealized depreciation on investments--net                                                  (187,503,515)
                                                                                           --------------
Net assets                                                                                 $  550,390,797
                                                                                           ==============

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.




STATEMENT OF OPERATIONS

For the Year Ended March 31, 2002

MASTER U.S. HIGH YIELD TRUST


Investment Income:
Interest                                                                                   $   61,884,513
Dividends                                                                                       1,674,550
                                                                                           --------------
Total income                                                                                   63,559,063
                                                                                           --------------

Expenses:
Investment advisory fees                                                $    1,890,075
Accounting services                                                            175,448
Professional fees                                                               62,476
Trustees' fees and expenses                                                     36,199
Custodian fees                                                                  33,991
Offering costs                                                                  32,627
Pricing fees                                                                    15,376
Other                                                                           19,499
                                                                        --------------
Total expenses                                                                                  2,265,691
                                                                                           --------------
Investment income--net                                                                         61,293,372
                                                                                           --------------

Realized & Unrealized Gain (Loss) on Investments--Net:
Realized loss on investments--net                                                             (72,399,132)
Change in unrealized depreciation on investments--net                                           5,549,217





                                                                                           --------------
Net Decrease in Net Assets Resulting from Operations                                       $  (5,556,543)
                                                                                           ==============

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.



STATEMENTS OF CHANGES
IN NET ASSETS


MASTER U.S. HIGH YIELD TRUST
                                                                           For the        For the Period
                                                                          Year Ended     Sept. 1, 2000++
                                                                          March 31,        to March 31,
Increase (Decrease)in Net Assets:                                            2002              2001

Operations:
Investment income--net                                                  $   61,293,372     $   37,424,975
Realized loss on investments--net                                         (72,399,132)        (9,602,702)
Change in unrealized depreciation on investments--net                        5,549,217       (64,106,857)
                                                                        --------------     --------------
Net decrease in net assets resulting from operations                       (5,556,543)       (36,284,584)
                                                                        --------------     --------------

Capital Transactions:
Proceeds from contributions                                                226,749,239        861,226,284
Fair value of withdrawals                                                (233,233,572)      (262,610,127)
                                                                        --------------     --------------
Net increase (decrease) in net assets derived from capital
  transactions                                                             (6,484,333)        598,616,157
                                                                        --------------     --------------

Net Assets:
Total increase (decrease) in net assets                                   (12,040,876)        562,331,573
Beginning of period                                                        562,431,673            100,100
                                                                        --------------     --------------
End of period                                                           $  550,390,797     $  562,431,673
                                                                        ==============     ==============

++Commencement of operations.

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.




FINANCIAL HIGHLIGHTS


MASTER U.S. HIGH YIELD TRUST
                                                                           For the        For the Period
                                                                         Year Ended       Sept. 1, 2000++
                                                                          March 31,         to March 31,
                                                                             2002              2001

Total Investment Return:
                                                                               (1.06%)                 --
                                                                        ==============     ==============

Ratios to Average Net Assets:
Expenses                                                                          .42%              .45%*
                                                                        ==============     ==============
Investment income--net                                                          11.35%            12.13%*
                                                                        ==============     ==============

Supplemental Data:
Net assets, end of period (in thousands)                                $      550,391     $      562,432
                                                                        ==============     ==============
Portfolio turnover                                                              48.56%             30.71%
                                                                        ==============     ==============

*Annualized.
++Commencement of operations.

See Notes to Financial Statements.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


NOTES TO FINANCIAL STATEMENTS


MASTER U.S. HIGH YIELD TRUST

1. Significant Accounting Policies:
Master U.S. High Yield Trust (the "Trust") is registered under the Investment Company Act of 1940 and is organized as a Delaware business trust. The Declaration of Trust permits the Trustees to issue nontransferable interests in the Trust, subject to certain limitations. The Trust's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The following is a summary of significant accounting policies followed by the Trust.

     (a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price as of the close of business on the day the securities are being valued, or lacking any sales, at the mean between closing bid and asked prices. Securities traded in the over-the-counter market are valued at the mean of the most recent bid and asked prices as obtained from one or more dealers that make markets in the securities. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Short-term securities are valued at amortized cost, which approximates market value. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Financial futures contracts and options thereon, which are traded on exchanges, are valued at their closing price at the close of such exchanges. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Trust, including valuations furnished by a pricing service retained by the Trust which may use a matrix system for valuations.

(b) Derivative financial instruments--The Trust may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Trust is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Trust may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Trust deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Trust agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Trust as unrealized gains or losses. When the contract is closed, the Trust records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


* Options--The Trust is authorized to purchase and write call and put options. When the Trust writes an option, an amount equal to the premium received by the Trust is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Trust enters into a closing transaction), the Trust realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(c) Income taxes--The Trust is classified as a partnership for Federal income tax purposes. As such, each investor in the Trust is treated as owner of its proportionate share of the net assets, income, expenses and realized gains and losses of the Trust. Accordingly, as a "pass through" entity, the Trust pays no income dividends or capital gains distributions. Therefore, no Federal income tax provision is required. It is intended that the Trust's assets will be managed so an investor in the Trust can satisfy the requirements of subchapter M of the Internal Revenue Code.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Interest income is recognized on the accrual basis. As required, effective April 1, 2001, the Trust has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing all premiums and discounts on debt securities. The cumulative effect of this accounting change had no impact on total net assets of the Trust, but resulted in a $10,080,944 increase in cost of securities (which in return results in a corresponding $10,080,944 increase in net unrealized depreciation and a corresponding $10,080,944 decrease in investors' capital), based on securities held by the Trust as of March 31, 2001.

The effect of this change for the year ended March 31, 2002 was to increase net investment income by $3,023,373, increase net unrealized depreciation by $8,453,123 and increase net realized capital losses by $4,651,194. The statement of changes in net assets and financial highlights for prior periods have not been restated to reflect this change in presentation.


2. Investment Advisory Agreement and Transactions with Affiliates: The Trust has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

FAM is responsible for the management of the Trust's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Trust. For such services, the Trust pays a monthly fee at an annual rate of .35% of the average daily value of the Trust's net assets.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


NOTES TO FINANCIAL STATEMENTS (CONCLUDED)


During the year ended March 31, 2002, the Fund paid Merrill Lynch Security Pricing Service, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), $1,486 for security price quotations.

For the year ended March 31, 2002, the Trust reimbursed FAM $28,205 for certain accounting services.

Certain officers and/or trustees of the Trust are officers and/or directors of FAM, PSI, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended March 31, 2002 were $237,761,352 and $241,730,860, respectively.

Net realized gains (losses) for the year ended March 31, 2002 and net unrealized losses as of March 31, 2002 were as follows:


                               Realized Unrealized
                                   Gains (Losses)        Losses
Long-term investments            $  (72,413,483)    $ (187,503,515)
Short-term investments                       71                 --
Options purchased                        14,280                 --
                                 ---------------    ---------------
Total                            $  (72,399,132)    $ (187,503,515)
                                 ===============    ===============

As of March 31, 2002, net unrealized depreciation for Federal income tax purposes aggregated $180,678,592, of which $14,823,833 related to appreciated securities and $195,502,425 related to depreciated securities. At March 31, 2002, the aggregate cost of investments for Federal income tax purposes was $712,322,026.


4. Short-Term Borrowings:
The Trust, along with certain other funds managed by FAM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Trust may borrow under the credit agreement to fund investor withdrawals and for other lawful purposes other than for leverage. The Trust may borrow up to the maximum amount allowable under the Trust's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Trust pays a commitment fee of .09% per annum based on the Trust's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Trust did not borrow under the credit agreement during the year ended March 31, 2002.



March 31, 2002, Mercury U.S. High Yield Fund, Inc.


OFFICERS AND DIRECTORS/TRUSTEES


INTERESTED DIRECTOR/TRUSTEE







                                                                                               Number of         Other
                                                                                             Portfolios in   Directorships
                        Position(s)   Length                                                 Fund Complex    Held by Director
                           Hold      of Time                                                   by Trustee
Name, Address & Age     with Fund    Served   Principal Occupation(s) During Past 5 Years  Director/Trustee     Trustee

Terry K. Glenn*         President    1999 to  Chairman, Americas Region since 2001, and         127 Funds      None
800 Scudders Mill Road  and          present  Executive Vice President since 1983 of Fund     184 Portfolios
Plainsboro, NJ 08536    Director/             Asset Management, L.P. ("FAM") and Merrill
Age: 61                 Trustee               Lynch Investment Managers, L.P. ("MLIM");
                                              President of Merrill Lynch Mutual Funds
                                              since 1999; President of FAM Distributors,
                                              Inc. ("FAMD") since 1986 and Director
                                              thereof since 1991; Executive Vice President
                                              and Director of Princeton Services, Inc.
                                              ("Princeton Services") since 1993; President
                                              of Princeton Administrators, L.P. since 1988;
                                              Director of Financial Data Services, Inc.
                                              since 1985.


*Mr. Glenn is a director, trustee or member of an advisory board of certain other investment companies for which FAM or MLIM acts as investment adviser. Mr.
Glenn is an "interested person," as described in the Investment Company Act, of the Fund based on his positions as Chairman (Americas Region) and Executive Vice
President of FAM and MLIM; President of FAMD; Executive Vice President of
Princeton Services; and President of Princeton Administrators, L.P. The
Director's/Trustee's term is unlimited.As Fund President, Mr. Glenn serves at the pleasure of the Board of Directors/Trustees.




INDEPENDENT DIRECTORS/TRUSTEES

                                                                                               Number of         Other
                                                                                             Portfolios in   Directorships
                        Position(s)   Length                                                 Fund Complex    Held by Director
                           Hold      of Time                                                   by Trustee
Name, Address & Age     with Fund    Served*  Principal Occupation(s) During Past 5 Years  Director/Trustee     Trustee

Ronald W. Forbes        Director/    1977 to  Professor Emeritus of Finance, School of,          46 Funds      None
1400 Washington Avenue  Trustee      present  Business State University of New York           55 Portfolios
Albany, NY 12222                              at Albany since 2000; and Professor
Age: 61                                       thereof from 1989 to 2000.


Cynthia A. Montgomery   Director/    1995 to  Professor, Harvard Business School since           46 Funds      UnumProvident
Harvard Business School Trustee      present  1989.                                           55 Portfolios    Corporation
Soldiers Field Road                                                                                            and Newell
Boston, MA 02163                                                                                               Rubbermaid
Age: 49                                                                                                        Inc.


Charles C. Reilly       Director/    1990 to  Self-employed financial consultant since           46 Funds      None
9 Hampton Harbor Road   Trustee      present  1990.                                           55 Portfolios
Hampton Bays, NY 11946





Age: 70


Kevin A. Ryan           Director/    1992 to  Founder and currently Director Emeritus of         46 Funds      Charter
127 Commonwealth Avenue Trustee      present  The Boston University Center for the            55 Portfolios    Education
Chestnut Hill, MA 02467                       Advancement of Ethics and Character and                          Partnership
Age: 69                                       Director thereof from 1989 to 1999;                              and the
                                              Professor from 1982 to 1999 at Boston                            Council
                                              University.                                                      for
                                                                                                               Ethical and
                                                                                                               Spiritual
                                                                                                               Education.




March 31, 2002, Mercury U.S. High Yield Fund, Inc.


OFFICERS AND DIRECTORS/TRUSTEES (CONCLUDED)


INDEPENDENT DIRECTORS/TRUSTEES (CONCLUDED)


                                                                                               Number of         Other
                                                                                             Portfolios in   Directorships
                        Position(s)   Length                                                 Fund Complex    Held by Director
                           Hold      of Time                                                   by Trustee
Name, Address & Age     with Fund    Served*  Principal Occupation(s) During Past 5 Years  Director/Trustee     Trustee

Roscoe S. Suddarth      Director/    2000 to  Former President, Middle East Institute from       46 Funds      None
7403 MacKenzie Court    Trustee      present  1995 to 2001.                                   55 Portfolios
Bethesda, MD 20817
Age: 66


Richard R. West         Director/    1978 to  Professor of Finance since 1984, and               46 Funds      Bowne &
Box 604                 Trustee      present  currently Dean Emeritus of New York             55 Portfolios    Co., Inc.;
Genoa, NV 89411                               University, Leonard N. Stern School                              Vornado
Age: 64                                       of Business Administration.                                      Realty
                                                                                                               Trust;
                                                                                                               and
                                                                                                               Alexander's
                                                                                                               Inc.


Edward D. Zinbarg       Director/    1994 to  Self-employed financial consultant since 1994.     46 Funds      None
5 Hardwell Road         Trustee      present                                                  55 Portfolios
Short Hills, NJ 07078
Age: 67


*The Director's/Trustee's term is unlimited.




FUND OFFICERS






                        Position(s)  Length
                        Held         of Time
Name, Address & Age     with Fund    Served*  Principal Occupation(s) During Past 5 Years

Donald C. Burke         Vice         1993 to  First Vice President of FAM and MLIM since 1997 and the Treasurer thereof
P.O. Box 9011           President    present  since 1999; Senior Vice President and Treasurer of Princeton Services since
Princeton,              and          and      1999; Vice President of FAMD since 1999; Vice President of FAM and MLIM from
NJ 08543-9011           Treasurer    1999 to  1990 to 1997; Director of Taxation of MLIM since 1990.
Age: 41                              present


B. Daniel Evans         Vice         2002 to  Director of Merrill Lynch Investment Managers since 2000
P.O. Box 9011           President    present  and Vice President from 1995 to 2000. He has been a
Princeton,                                    portfolio manager since 2001.
NJ 08543-9011
Age: 57



David Clayton           Secretary    2002 to  Vice President of MLIM since 2000. Attorney in private practice from
P.O. Box 9011                        present  1995 to 2000.
Princeton, NJ 08543-9011
Age: 34


*Officers of the Fund serve at the pleasure of the Board of Directors/Trustees.




Further information about the Fund's Officers and Directors/Trustees is available in the Fund's Statement of Additional Information, which can be obtained without charge by calling 1-888-763-2260.


Custodian
State Street Bank and Trust Company
One Heritage Drive, P2N
North Quincy, MA 02101


Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863



March 31, 2002, Mercury U.S. High Yield Fund, Inc.